Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated December 14, 2010, with respect to the consolidated financial statements of Frac Tech Holdings, LLC, contained in Amendment No. 1 to this registration statement and prospectus. We consent to the use of the aforementioned report in Amendment No. 1 to the registration statement and prospectus, and to the use of our name under the caption “Experts”.
/s/ Grant Thornton LLP
Dallas, Texas
February 14, 2011